EXHIBIT 5

October 7, 1998


Oak Industries Inc.
1000 Winter Street
Waltham, Massachusetts  02451

Ladies and Gentlemen:

We have acted as special counsel for Oak Industries Inc., a Delaware corporation (the "Company") in connection with the preparation of a registration statement on Form S-8 and all exhibits thereto (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of an additional 2,000,000 shares of Common Stock, $.01 par value (the "Shares").
 The Shares will be issuable upon the exercise of options granted pursuant to the Company's 1995 Stock Option Plan (the "Plan").

For purposes of this opinion, we have examined a copy of the Registration Statement; a copy of the Plan; the Charter and By-laws of the Company, each as amended to date; the votes of the Board of Directors and the stockholders of the Company approving and adopting the Plan; and such other documents and records as we deem necessary for purposes of this opinion.

We have assumed that the Shares will be issued only in accordance with the terms of the Plan and that the consideration received by the Company for such shares will not be less than the par value per share of the Company's Common Stock. We have also assumed that the issuance of any such shares will not result in the issuance by the Company of more than its authorized shares of Common Stock.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Company is a duly organized and validly existing corporation under the laws of the State of Delaware.

2. The Shares, when issued pursuant to the terms and conditions of the Plan and upon receipt of the consideration therefor by the Company, will be validly issued and will be fully paid and nonassessable.

In connection with any issue and sale of the Shares, steps should be taken to effect compliance with all applicable laws, rules and regulations of governmental authorities regulating sales and offerings of securities.

We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.

Very truly yours,

/s/

Ropes and Gray